Magna Entertainment Corp. 337 Magna Drive, Aurora, Ontario Canada L4G 7K1 Tel: 905 726 2462 Fax: 905 726 7172

EXHIBIT 99
PRESS RELEASE

MAGNA ENTERTAINMENT CORP.ANNOUNCES
AGREEMENT TO SELL AN ADDITIONAL U.S.$50 MILLION
OF 8.55% CONVERTIBLE SUBORDINATED NOTES

June 16, 2003, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MECA) today announced that the initial purchaser of its 8.55% Convertible Subordinated Notes due June 15, 2010 (the "Notes") has exercised in full its option to purchase U.S.$50 million aggregate principal amount of additional Notes. Closing is scheduled to occur on June 24, 2003, subject to the satisfaction or waiver of customary conditions in the purchase agreement. MEC intends to use the net proceeds of the sale of these additional Notes, which are anticipated to be approximately U.S.$48.5 million after deducting the initial purchaser's commission and offering expenses, for general corporate purposes, including capital expenditures. On June 2, 2003, MEC announced the closing of the sale of the initial U.S.$100 million aggregate principal amount of the Notes to the initial purchaser. Accordingly, the aggregate size of the offering is U.S.$150 million. The Notes will bear interest at 8.55% per annum and will be convertible into shares of MEC's Class A Subordinate Voting Stock at a conversion price of U.S.$7.05 per share, subject to customary antidilution adjustments. The Notes will be redeemable on or after June 2, 2006 at any time in whole or in part at MEC's option at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to the date of redemption; provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the mailing of the redemption notice.

MEC, North America's number one owner and operator of horse racetracks, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, the Class A Subordinate Voting Stock or any other securities. This offering is being made only to certain eligible investors outside the United States and to qualified institutional buyers in the United States. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been registered under the United States or any state's securities laws and may not be offered or sold in the United States without an applicable exemption from those laws.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions. For more information about these and other such factors, please refer to the section entitled "Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the U.S. Securities and Exchange Commission.

For more information contact:

Graham Orr
Executive Vice President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099